December 27, 2013

BMO Asset Management Corp.

115 South LaSalle Street

Chicago, Illinois 60603

RE:	BMO Small-Cap Core Fund, BMO Pyrford Global Equity Fund, BMO Global Natural Resources Fund, BMO Multi-Asset Income Fund, BMO Target Retirement 2015 Fund, BMO Target Retirement 2025 Fund, BMO Target Retirement 2035 Fund, BMO Target Retirement 2045 Fund, and BMO Target Retirement 2055 Fund

Ladies and Gentlemen:

We have acted as Wisconsin corporate counsel for you in connection with the sale by BMO Funds, Inc. (the “Company”) of an indefinite number of shares (the “Shares”) of common stock, $.0001 par value, of Series Y and Series I shares of BMO Small-Cap Core Fund, BMO Pyrford Global Equity Fund, BMO Global Natural Resources Fund and BMO Multi-Asset Income Fund and of Series Y, Series I, Series R-3 and Series R-6 shares of BMO Target Retirement 2015 Fund, BMO Target Retirement 2025 Fund, BMO Target Retirement 2035 Fund, BMO Target Retirement 2045 Fund and BMO Target Retirement 2055 Fund (collectively, the “Funds”) in the manner set forth in the Registration Statement on Form N-1A (the “Registration Statement”) (and the Prospectuses of the Funds included therein).

We have examined: (a) the Registration Statement (and the Prospectuses of the Funds included therein), (b) the Company’s Articles of Incorporation, as amended, and By-Laws, (c) certain resolutions of the Company’s Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.